Exhibit 5.1

Daniel I. Goldberg T: +1 212-479-6722 dgoldberg@cooley.com

August 15, 2016

Signal Genetics, Inc.

5740 Fleet Street
Carlsbad, California 92008

Ladies and Gentlemen:

We have acted as counsel to Signal Genetics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,280,019 shares of the Company’s Common Stock, par value $0.01 per share, including (a) 854,601 shares being registered thereunder and issuable as a result of the approval by the Company and its stockholders to amend the Signal Genetics, Inc. 2014 Stock Incentive Plan (the “Plan”) by increasing the number of shares of Common Stock available thereunder (the “Plan Shares”) and (b) 425,418 shares of Common Stock of the Company, being registered hereunder and issuable pursuant to the “evergreen” provision of the Plan (the “Evergreen Shares”, and together with the Plan Shares, the “Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Plan, (c) the Company’s Certificate of Incorporation and Bylaws, as in effect as of the date the Plan, (d) the Company’s Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect and (e) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:   /s/ Daniel I. Goldberg

Daniel I. Goldberg